Amendment Agreement

This Amendment Agreement (“Amendment”) is made effective as of the 6th day of July, 2016 (the “Effective Date”) by and between LivaNova Switzerland S.A., with offices at World Trade Center Lausanne, Avenue Gratte-Paille 2, CP 476, CH-1000 Lausanne 30 Grey (“Company”) and Jacques Gutedel, Gurnmenweg 4, Rurnisberg 4539, Switzerland (“Employee”).

Whereas, Employee and the Company made an Employment Agreement effective as of March 1, 2009 (as amended from time to time, the “Employment Agreement”);

Whereas, Employee and the Company made a letter agreement styled, “Change in Control Severance Payment,” (the “Severance Agreement”) effective as of February 26, 2015; and

Whereas, Employee and the Company now desire to amend the Employment Agreement and the Severance Agreement on the terms hereafter set forth;

Now, therefore, for a good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Employee and the Company agree as follows.

1.Section 2.1 of the Employment Agreement is amended to state that Employee shall be employed and appointed by the Company as President, Europe, Canada & Australia, reporting to the Company’s Chief Operating Officer.

2.Section 4.1 of the Employment Agreement is amended to state that Employee’s Base Salary shall be CHF 500,000.

3.Section 4.2 of the Employment Agreement is amended to state that Employee’s Variable Bonus shall be 75% of his Base Salary.

4.The Company agrees to pay Employee a total of CHF 1,500,400 (the “Severance Payment”), as follows:

a.	CHF 400,000 on July 1, 2018;

b.	CHF 500,000 on July 1, 2019; and

c.	CHF 600,400 on July 1, 2020;
To be eligible to receive the foregoing amounts, the Employee must continue to be employed on the specified dates; provided that if the Company terminates the Employee without Good Cause at any time prior to July 1, 2020, any portion of the Severance Payment not already paid will become due and payable within 30 days. As used in this Section 4, “Good Cause” means Employee’s conviction of a felony or Employee’s willful or grossly negligent fraud, dishonesty, misappropriation, or neglect of duties, exclusively.

In addition, if Employee’s responsibilities are materially diminished within the two-year period following a Change of Control, any portion of the Severance Payment not already paid will become due and payable within 30 days. As used in this Section 4, “Change of Control” means the sale of all or substantially all the assets of the Company; any merger, consolidation or acquisition of the Company with, by or into an unaffiliated corporation, entity or person; or any change in the ownership of more than fifty percent (50%) of the voting capital stock of the Company in one or more related transactions.

The Severance Payment shall be payable without setoff, counterclaim or any deduction whatsoever; provided that the Company may set off a claim that is recognized by the Employee.

5.Employee and the Company agree that the Severance Agreement is terminated as of the Effective Date.

6.This Amendment shall be governed by, interpreted and construed in accordance with the applicable laws of Switzerland. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of Switzerland in any action or proceeding to enforce this Amendment or arising out of or relating to this Amendment and irrevocably waive any objection to such proceedings on the grounds of an inconvenient forum.

Place, Date                        Place, Date

LivaNova Switzerland S.A.                Employee